                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 24, 1997 AT 10:00 A.M.

To the Stockholders of Compositech Ltd.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Compositech Ltd. will be held at 120 Ricefield Lane, Hauppauge, New York on Tuesday, June 24, 1997 at 10:00 a.m., for the following purposes:

        1. To elect a Board of Directors, eight in number, to hold office until the next Annual Meeting of Stockholders and until their successors are elected;

        2. To approve (i) an increase by 600,000 shares the number of shares of Common Stock authorized for issuance under Compositech's Amended and Restated Stock Award Plan and (ii) the amendment of the plan to permit Compensation Committee members to receive awards;

        3. To ratify the appointment of Ernst & Young LLP as Compositech's independent auditors for the fiscal year ended December 31, 1997, and

        4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock at the close of business on April 28, 1997 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,
                                          Fred E. Klimpl
                                          Secretary

Hauppauge, New York
May 15, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE COMPOSITECH THE EXPENSE OF A SECOND MAILING.

                                COMPOSITECH LTD.
                                PROXY STATEMENT

                             ---------------------

To the Stockholders of Compositech Ltd.:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Compositech Ltd. ("Compositech" or the "Company"), a Delaware corporation, for use at Compositech's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, June 24, 1997 at Compositech's headquarters located at 120 Ricefield Lane, Hauppauge, New York, 11788; telephone number (516) 436-5200.

    Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock ("Series A Stock") as of the close of business on April 28, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, Compositech had outstanding 6,138,939 shares of its Common Stock, par value $.01 per share and 684,161 shares of Series A Stock, par value $3.00 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held. Holders of Series A Stock are entitled to one vote for each two shares of Series A Stock held.

    Any holder of Common Stock or Series A Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of Compositech, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    This Proxy Statement and the accompanying proxy card are being mailed to Compositech stockholders on or about May 15, 1997. Directors, officers and other employees of Compositech may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by Compositech.

                             ELECTION OF DIRECTORS

    NOMINEES. There are eight nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

    If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

    All of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company.

    Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

NAME                                      AGE                          POSITION(S) WITH THE COMPANY
------------------------------------      ---      ---------------------------------------------------------------------
Jonas Medney........................          68   Director, Chairman and Chief Executive Officer
Fred E. Klimpl......................          62   Director, President and Secretary
Samuel S. Gross.....................          70   Director, Executive Vice President, Treasurer and Assistant Secretary
John F. Gahran (1)(2)...............          64   Director
Willard T. Jackson..................          69   Director
Robert W. Middleton(2)..............          58   Director
Heinz-Gerd Reinkemeyer(1)...........          59   Director
James W. Taylor(1)(2)...............          78   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    JONAS MEDNEY, Director, Chairman and Chief Executive Officer, has over 40 years of experience in the composites industry and has more than 43 U.S. patents. Mr. Medney has been a director and Chairman of the Company since its inception in 1984. He co-founded Lamtex Industries, a public company which was a pioneer in filament-wound composites, which was acquired by Koppers Company in 1963. He co-founded Fiberglass Resources Corporation, a manufacturer of filament wound epoxy pipes and conduits, with Mr. Klimpl. This company was acquired by Koch Industries in 1983. Mr. Medney is a graduate of the Massachusetts Institute of Technology (B.S. Mechanical Engineering).

    FRED E. KLIMPL, Director, President and Secretary, has over 35 years of experience in the composites industry and has over 18 U.S. patents. Mr. Klimpl has been a director, President and Secretary of the Company since its inception in 1984. He was co-inventor and a key manager in the development and marketing of the fiberglass underground gasoline tank program for Owens-Corning Fiberglas Corp. He was subsequently responsible for the start-up and marketing of a fiberglass pipe business for Ciba-Geigy Corporation. Mr. Klimpl is a graduate of Lowell University (B.S. Textile Engineering) and Stevens Institute of Technology (M.S. Industrial Management).

    SAMUEL S. GROSS, Director, Executive Vice President, Treasurer, Assistant Secretary and Chief Financial Officer, is a certified public accountant and has been Executive Vice President and Treasurer of the Company since 1990. He had been a consultant to the Company and a director since 1987. He was previously a partner at Ernst & Young LLP where he was responsible for the Fiberglass Resources Corporation account. Mr. Gross was affiliated with Ernst & Young LLP and its predecessors for 39 years. He is a director and Secretary/Treasurer of the National Mental Health Association, Chairman of the Board of Directors of the Mental Health Association in New York State, Inc., and a director and former president of Long Island Transportation Management, Inc. Mr. Gross is a graduate of City College of New York (B.B.A.).

    JOHN F. GAHRAN has been a director since 1985. He has been President of Gahran & Company, a consulting and management engineering company in Haddonfield, New Jersey, since 1976. Mr. Gahran had previously been President and General Manager of divisions of Macrodyne Industries Inc. and A & E Plastic Pak. Mr. Gahran is a graduate of the Massachusetts Institute of Technology (B.S. Mechanical Engineering) and Temple University (M.B.A.).

    WILLARD T. JACKSON, private investor, retired in 1988 as a partner of Brundage, Story and Rose, a New York investment counseling firm in which he became a partner in 1969. He has been a director since January 1988. Mr. Jackson is a graduate of Middlebury College (A.B.) and Columbia University (M.B.A.). He is a trustee emeritus of Middlebury College.

    ROBERT W. MIDDLETON was elected as a director in March 1996 and has acted as an investment banker to the Company in its prior financings and with respect to the initial public offering ("IPO") in July 1996. He has been Managing Director-Corporate Finance of Trautman Kramer & Company, Inc., an investment banking firm, since 1993. From 1985 to October 1993, Mr. Middleton was, successively, Director of Corporate Finance of Barclay Investments, Inc., and a Vice President at C.L. King & Associates, Inc. Prior to that time, he was associated with Fahnestock & Company from 1983 to 1985 and was a general partner from 1984-1985. From 1974 to 1983, Mr. Middleton held various positions with Burgess & Leith, Inc., including Senior Vice President and Director, while serving as Manager of the New York office. He attended Princeton University. Mr. Middleton is the designee of Trautman Kramer & Company, Inc. to the Board pursuant to the terms of a financing agreement.

    HEINZ-GERD REINKEMEYER has been a director since 1990. He had been Director of the Industrial Plastics Division of HT Troplast AG ("HT"), a German manufacturer and subsidiary of the Rutgers Group, which is an affiliate of the Veba Group. Currently, he is a consultant for the Rutgers Group. Mr. Reinkemeyer has a degree in mechanical engineering and from 1961 he had been with Dynamit Nobel, a manufacturer of laminates, until it was acquired by HT in 1988. Mr. Reinkemeyer is the designee of HT to the Board.

    JAMES W. TAYLOR has been a director since 1987. He has been President of Reuter Manufacturing Inc. since 1992. He is a certified management consultant. He was a director from 1967 to 1973 and President from 1970 to 1973 of the international management consulting firm, Booz Allen & Hamilton. Mr. Taylor was President and a director of Bradford Trust from 1973 to 1975. He has served as a director of Insilco Corporation, Times Fiber Communications, Inc., The Enterprise Companies, Techalloy, Inc., Amphenol Inc. and Knogo Corporation. He is a life trustee of Carnegie Mellon University. He was a trustee of Beaver College and was a vice president and director of the Association of Consulting Management Engineers and of the Institute of Management Consultants. He holds a B.S. from Carnegie Mellon University.

    BOARD RECOMMENDATION AND VOTE REQUIRED. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required for the election of each director.

    As previously disclosed in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, the Company is working toward the closing of a joint venture in Montreal, Canada which would result in the investors in the joint venture acquiring Common Stock of the Company. The terms of the transaction would provide for the election of a director as a nominee of the investors. As presently contemplated, the nominee director would be appointed to the Board by the Company's Board of Directors at some point after this annual meeting to serve until the next annual meeting.

    MEETINGS AND COMMITTEES OF THE BOARD. There were three meetings of the full Board during fiscal 1996. The Board currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee, which met once during fiscal 1996 and took action four times by unanimous written consent, approves all of Compositech's compensation plans, including the awarding of options under Compositech's stock award plan and the compensation arrangements for Compositech's senior management. The Audit Committee, which met two times during fiscal 1996, consults with Compositech's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by Compositech and the adequacy of Compositech's general accounting controls.

    During 1996, each director attended all of the meetings of the full Board and the committees of the Board on which he served.

    COMPENSATION OF DIRECTORS. The Company has not provided, and does not presently have a policy of providing, cash compensation to its directors, but may consider such a policy in the future. Additionally, the Company anticipates that all non-employee directors will be eligible for stock option grants under the Company's Amended and Restated Stock Award Plan as more fully described below.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid or accrued by the Company to Jonas Medney, the Company's Chief Executive Officer, and to each of Fred E. Klimpl, President and Secretary, and Samuel S. Gross, Executive Vice President and Treasurer, for services rendered to the Company in all capacities during the years ended December 31, 1994, 1995 and 1996:

                                                                                                             LONG-TERM
                                                                                                           COMPENSATION
                                                                                                              AWARDS
                                                                                                           -------------
                                                                             ANNUAL COMPENSATION            SECURITIES
                                                                    -------------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                           YEAR     SALARY($)(1)   BONUS($)        OPTIONS
------------------------------------------------------------------  ---------  -----------  -------------  -------------

Jonas Medney......................................................       1996     130,000        --             --
  Chairman and Chief Executive Officer                                   1995     130,000        --             42,050
                                                                         1994     130,000        --             --

Fred E. Klimpl....................................................       1996     100,000        --             --
  President and Secretary                                                1995     100,000        --             36,500
                                                                         1994     100,000        --             --

Samuel S. Gross...................................................       1996     100,000        --            100,000
  Executive Vice President and Treasurer                                 1995     100,000        --             75,250
                                                                         1994     100,000        --             13,750

------------------------

(1) Mr. Medney's salary of $130,000 in 1996, 1995 and 1994 includes $17,500,
    $107,500 and $40,000, respectively, which had been deferred by agreement of Mr. Medney with the Company. Mr. Klimpl's salary of $100,000 in 1996, 1995 and 1994 includes $13,692, $82,692 and $30,769, respectively, which had been deferred by agreement of Mr. Klimpl and the Company. Mr.Gross' salary of $100,000 in 1996, 1995 and 1994 includes $13,692, $82,692 and $30,769, respectively, which had been deferred by agreement of Mr. Gross with the Company.

                               1996 OPTION GRANTS

    The following table sets forth information relating to options granted in 1996 to the Named Executive Officers.

                                                                                INDIVIDUAL GRANTS
                                                         ---------------------------------------------------------------

                                                          NUMBER OF      % OF TOTAL
                                                         SECURITIES        OPTIONS
                                                         UNDERLYING      GRANTED TO
                                                           OPTIONS      EMPLOYEES IN     EXERCISE OR BASE    EXPIRATION
NAME                                                       GRANTED       FISCAL YEAR        PRICE($/SH)         DATE
-------------------------------------------------------  -----------  -----------------  -----------------  ------------

Jonas Medney...........................................      --              --                 --               --

Fred E. Klimpl.........................................      --              --                 --               --

Samuel S. Gross........................................     100,000              74%         $    5.75        10/07/2006

                         FISCAL YEAR-END OPTION VALUES

    The following table provides information concerning the value of unexercised options held as of December 31, 1996 by the Named Executive Officers (no options were exercised during such year). The fair market value of the shares of Common Stock underlying such options has been calculated based upon December 31, 1996 closing price of $6.125 per share.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL YEAR-END  OPTIONS AT FISCAL YEAR-END
                                                            --------------------------  --------------------------

NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------

Jonas Medney..............................................      36,617          5,433    $ 132,737    $    19,695

Fred E. Klimpl............................................      32,333          4,167      117,207         15,150

Samuel S. Gross...........................................     122,667        132,083      235,439        153,801

    SALARY DEFERRALS. As of December 31, 1996, all of the Named Executive Officers and certain other employees had deferred an aggregate of approximately $716,000 of their salaries. The salary deferrals have been voluntarily undertaken by each of the respective persons based upon oral agreements and have been in consideration of the cash position of the Company. These deferred salaries can only be paid with the prior approval of the Compensation Committee. Additionally, the Named Executive Officers have each agreed with the Company that in no event will they receive their respective amount of deferred salaries
(i) prior to the date such amounts can be paid from cash flow from operations, or (ii) if prior to July 3, 1997, with the consent of the underwriters in the Company's IPO.

    EMPLOYMENT AGREEMENTS. The Company entered into employment agreements on May 24, 1996 with Messrs. Medney, Klimpl and Gross. Each agreement is for a term of three years commencing as of January 1, 1996. Mr. Medney's agreement provides for an annual salary of $130,000 for each year of its term and each of Messrs. Klimpl's and Gross' agreements provide for annual salaries of $100,000. Each of the agreements further provides that in the event of a change in control (defined to occur if (a)(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or persons acting as a group, become(s) after January 1, 1996 the "beneficial owner" (as defined in Rule 13d-2 under the Exchange Act), directly or indirectly, of voting shares (or shares convertible into voting shares) representing twenty percent or more of the Company's then outstanding voting shares (or shares convertible into voting shares), and (ii) within one year after such date the individuals who at the time of such acquisition constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof; or (b) there occurs a merger, consolidation or sale of all or substantially all of the business and/or assets of the Company) the officer may terminate his agreement and be entitled to receive from the Company a lump-sum amount equal to twice his annual salary then in effect. Each agreement also provides that each officer shall be entitled to receive from the Company a lump-sum amount equal to his annual salary in the event that the Company terminates his employment other than for cause or in the event that the officer terminates his employment because he has not been elected to serve on the Board of Directors of the Company or because of a material diminution in the officer's duties, position or authority. The agreements contain provisions protecting the confidentiality information concerning the Company's business, provide for assignments to the Company of discoveries by the officers which relate to the business of the Company and provide that the officers will not engage in any business activity in competition with the Company during the term of the agreement and for two years thereafter. In addition, each of such agreements provides for certain benefits for the officers during their employment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Compositech's directors and executive officers, and persons who own more than 10% of Compositech's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish Compositech with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to Compositech or written representations that no Forms 5 were required, Compositech believes that from July 3, 1996, the date of the Company's IPO, through December 31, 1996, its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Company's voting capital stock as of March 31, 1997, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise indicated, the address of each person is care of Compositech Ltd., 120 Ricefield Lane, Hauppauge, New York 11788.

                                                                         AMOUNT AND NATURE OF
                                                                              BENEFICIAL
NAME AND ADDRESS                                                             OWNERSHIP(1)        PERCENT OF CLASS(1)
----------------------------------------------------------------------  ----------------------  ---------------------

Jonas Medney(2).......................................................          1,268,395                  19.5%

Fred E. Klimpl(3).....................................................            662,073                  10.2%

HT Troplast AG(4).....................................................            828,834                  12.8%
  Kaiserstrasse
  53840 Troisdorf
  Federal Republic of Germany

Willard T. Jackson(5).................................................            562,800                   8.4%

Samuel S. Gross(6)....................................................            131,167                   2.0%

John F. Gahran(7).....................................................              9,934                 *

Robert W. Middleton (8)...............................................             16,732                 *

Heinz-Gerd Reinkemeyer(9).............................................              3,000                 *

James W. Taylor(10)...................................................              9,500                 *

All executive officers and directors as a group (11 persons)(11)......          2,777,968                  39.0%

------------------------

*   Indicates less than 1%

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days of the effective date of the Offering. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes warrants to purchase 31,800 shares of Common Stock.

(3) Includes warrants to purchase 29,750 shares of Common Stock.

(4) Includes warrants to purchase 30,000 shares of Common Stock.

(5) Includes Series A Convertible Preferred Stock convertible into 37,500 shares of Common Stock and warrants to purchase 277,800 shares of Common Stock.

(6) Includes warrants to purchase 6,000 shares of Common Stock and options to purchase 122,667 shares of Common Stock under the Company's stock option plans.

(7) Includes options to purchase 7,500 shares of Common Stock under the Company's stock option plans.

(8) Includes warrants to purchase 16,732 shares of Common Stock. He has disclaimed beneficial ownership of all securities owned by other employees or principals of Trautman Kramer & Company, Inc.

(9) Heinz-Gerd Reinkemeyer is the designee of HT on the Board of Directors. He has disclaimed beneficial ownership of all shares held by HT.

(10) Includes options to purchase 7,500 shares of Common Stock under the Company's stock option plans.

(11) Consists of (i) all the shares of Series A Convertible Preferred Stock and Common Stock (or shares of Common Stock underlying options and warrants) held by Messrs. Medney, Klimpl, Jackson, Gross, Gahran, Middleton, Reinkemeyer and Taylor as described in notes (2)-(10) above, and (ii) options to purchase 114,367 shares of Common Stock under the Company's stock option plans owned by all other officers of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    From January 1995 through August 1995, the Company borrowed an aggregate of $470,000 from Messrs. Medney, Klimpl and Jackson under 10% Secured Notes as part of a private placement of notes and warrants to purchase Common Stock. The notes are due on March 31, 1998, as amended on January 31, 1997, and are secured by a first priority lien on patents and equipment. In this connection, Mr. Medney loaned $110,000 and received warrants to purchase 19,800 shares of Common Stock; Mr. Klimpl's Individual Retirement Account loaned $50,000 and received warrants to purchase 9,000 shares; Mr. Klimpl had made a $25,000 loan which was due on November 19, 1995 and was refinanced with a 10% Secured Note in connection with which he received warrants to purchase 3,750 shares; and Mr. Jackson loaned $310,000 and received warrants to purchase 55,800 shares. The above warrants are exercisable at $3.00 per share (the lower of $3.60 or 60% of the offering price per Unit sold in the Company's IPO).

    In May 1994, the Company borrowed $550,000 from Mr. Jackson under notes as part of a private placement of notes and warrants to purchase Common Stock. The notes are due March 31, 1998, as amended on January 31, 1997. In June and July 1995, Mr. Jackson purchased 10% Secured Notes in the amount of $250,000 payable on March 31, 1998, as amended on January 31, 1997. In consideration of the underwriters not agreeing to allow this note to be repaid with the proceeds of the IPO, on October 7, 1996, Mr. Jackson received a warrant to purchase 45,000 shares of Common Stock with the same terms as the warrants issued in connection with the 10% Secured Notes described in the preceding paragraph.

    Robert W. Middleton was elected a director of the Company in March 1996 and is a managing director of Trautman Kramer & Company, Inc., an underwriter in the Company's IPO. Pursuant to a Placement Agreement dated April 27, 1995 between the Company and Trautman Kramer & Company, Inc. for a private placement of notes and warrants, Trautman Kramer & Company, Inc. received the right to: (i) serve as exercise agent for the warrants issued in the private placement and to receive a warrant exercise fee equal to 4% of the exercise price and to be reimbursed for $2,500 of expenses in connection therewith; (ii) serve as a financial consultant for the Company until October 31, 1997 and to receive a monthly retainer of $5,000; (iii) a first refusal on competitive terms to represent the Company in connection with any public or private financing or other investment banking transaction until October 31, 1997 and to receive customary commissions or fees; and (iv) designate a nominee to the Board of Directors of the Company until August 3, 2000, for which Mr. Middleton has been designated.

                            APPROVAL OF INCREASE IN
                  THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                     UNDER THE COMPOSITECH LTD. AMENDED AND
                  RESTATED STOCK AWARD PLAN BY 600,000 SHARES
                      AND AMENDMENT TO PERMIT COMPENSATION
                       COMMITTEE MEMBERS TO RECEIVE AWARD

    BACKGROUND. Since 1988, Compositech has granted options to employees to purchase shares of its Common Stock. Compositech considers its option program to be an important tool to help Compositech attract, retain and motivate employees, directors and consultants. The program also generates cash for Compositech when options are exercised and, in the case of nonqualified stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. The Amended and Restated Stock Award Plan (the "Award "Plan"), which provides for the grant of options and restricted stock, was first approved by the stockholders in 1994 to supplement the then-existing Nonqualified Stock Option Plan. Since the inception of the Award Plan, a total of 575,000 shares have been authorized for issuance under the Award Plan. As of March 31, 1997, employees, directors and consultants held unexercised options (granted under both plans) covering 704,100 shares of Common Stock, with an exercise price per share ranging from $2.50 to $7.50. As of that date, a total of 19,400 shares remained available for the grant of options under the plans.

    PROPOSAL. Subject to stockholder approval, on January 31, 1997 the Board has approved an amendment to the Award Plan to increase the number of shares available for issuance under the Award Plan by 600,000 shares of Compositech Common Stock. Without this increase, as of March 31, 1997, only 17,400 shares remained available for the grant of options under the Award Plan. The purpose of the increase in the shares available for issuance under the Award Plan is to assure continuity of Compositech's option program to help Compositech attract, retain and motivate employees, directors and consultants. Compositech uses its stock option program as a critical tool in motivating and retaining employees by aligning their long term interests with those of the stockholders. Options generally are granted annually, each grant generally vesting at the end of each of the three years after the date of grant.

    The Board is also seeking stockholder approval of the amendment to the Award Plan to permit members of the Compensation Committee, all of whom are non-employee directors, to receive awards under the Award Plan. Non-employee directors do not presently receive cash compensation for their services. In order to compensate them, on January 31, 1997 the Board of Directors authorized, subject to stockholder approval of the amendment of the Award Plan, that each non-employee director who was serving prior to 1996 receive an option to purchase at the January 31, 1997 closing market price options to purchase 5,000 shares of Common Stock exercisable in six months and expiring January 31, 2007. Each of Messrs. Gahran, Jackson, Reinkemeyer and Taylor would be eligible to receive such options upon stockholder approval of the proposed amendment to the Award Plan. Additionally, the Board authorized, subject to stockholder approval of the amendment of the Award Plan, that each non-employee director serving in 1996 receive an option to purchase 5,000 shares of Common Stock vesting at the end of each of the three years after the date of grant and expiring January 31, 2007. Each of Messrs. Gahran, Jackson, Middleton, Reinkemeyer and Taylor would be eligible to receive such options upon stockholder approval of the proposed amendment to the Award Plan. It is the Company's intention to continue to provide annual grants of stock options to its non-employee directors.

    DESCRIPTION OF STOCK AWARD PLAN. The Board of Directors of the Company and the stockholders of the Company adopted the Stock Award Plan in 1994. The Award Plan was amended by the Board of Directors and the stockholders of the Company effective December 31, 1995 to increase the number of shares as to which options may be granted from 250,000 to 575,000. The Award Plan permits the granting of restricted stock awards and stock options to employees, directors and consultants of the Company. Stock options granted under the Award Plan may be ISOs, meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or NSOs which do not meet the requirements of Section 422. The Award Plan is administered by the Compensation Committee of the Board of Directors. The Award Plan gives broad powers to the Compensation Committee to administer and interpret the Award Plan, including the authority to select the individuals to be granted options, and to prescribe the particular form and conditions of each option granted. The above description is qualified in its entirety by reference to the specific provisions of the Award Plan, the full text of which is set forth as Exhibit 1 to this Proxy Statement.

    DESCRIPTION OF NONQUALIFIED STOCK OPTION PLAN. The Board of Directors of the Company and the stockholders of the Company adopted the Nonqualified Stock Option Plan (the "Option Plan") in 1988. The Option Plan was amended by the Board of Directors and the stockholders of the Company on November 30, 1994, and was further amended effective December 31, 1995 to, among other things, provide for certain rights of the option holders in the event of a change in control of the Company. The Option Plan permits the granting of stock options to employees, directors and consultants of the Company. The Option Plan, as amended, provides that 150,000 shares of Common Stock will be reserved for issuance pursuant to awards granted under the Option Plan; however, there are currently only 2,000 shares of Common Stock available under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors. The Option Plan gives broad powers to the committee to administer and interpret the Option Plan, including the authority to select the individuals to be granted options, and to prescribe the particular form and conditions of each option granted. Any stockholder who desires to review the text of the Option Plan may obtain a copy by writing to Compositech, attention Assistant Secretary.

    FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

    The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes; however, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain, and long-term capital gain if the shares have been held more than one year after the date of exercise of the option. Compositech is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

    The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and Compositech is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

    In the case of both ISOs and NSOs, special federal income tax rules apply if Compositech Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

    BOARD RECOMMENDATION AND VOTE REQUIRED. The Board believes that approval of the proposal to amend the Award Plan will allow Compositech to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE AWARD PLAN. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify its appointment of Ernst & Young LLP as independent auditors to audit the financial statements of Compositech for the year ending December 31, 1997. Ernst & Young LLP (and its predecessor company) has acted as Compositech's auditor since Compositech's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

    Compositech's Annual Report to Stockholders for the year ended December 31, 1996, containing the audited balance sheets as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years then ended and the cumulative amounts from June 13, 1984 (date of inception) to December 31, 1996, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    Compositech will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in Compositech's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1998, that proposal must be received in writing by the Secretary of Compositech no later than January 15, 1998.

                                 OTHER MATTERS

    The Board know of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,
                                          FRED E. KLIMPL
                                          SECRETARY

Hauppauge, New York
May 15, 1997

                                                                       EXHIBIT I

                                COMPOSITECH LTD.
                     AMENDED AND RESTATED STOCK AWARD PLAN

    1.  PURPOSE

    The purpose of this Stock Award Plan (the "Plan") is to provide to selected officers, directors, employees and consultants and other non-employee individuals providing or expected to provide valuable services contributing to the growth and success of Compositech Ltd. (the "Company"), an opportunity to obtain or increase a proprietary interest in the Company, or to benefit from the appreciation in the value of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), as an incentive to such persons to continue and to increase their efforts to benefit the Company and to continue their relationship with the Company.

    2.  ADMINISTRATION

    The Plan shall be administered by, and all decisions and determinations concerning the Plan shall be made solely by, the Award Committee or any successor committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall consist of no less than three "non-employee directors," as such term is defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee may establish, modify or rescind any rules or regulations for the conduct of its business and the administration of the Plan, in any case, not inconsistent with the express provisions of the Plan, the By-laws or the Restated Certificate of Incorporation of the Company or any resolutions of the Board. Any decision of the Committee in the administration of the Plan, shall be final, conclusive and binding on all persons. Any action of the Committee shall be taken by a vote or written consent of a majority of its members except that the members of the Committee may authorize any one or more of their number to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for any action taken, or determination made, in good faith.

    3.  ELIGIBILITY AND PARTICIPATION

    Officers, directors and employees of the Company shall be eligible for selection to participate in the Plan. Non-employee individuals, providing or expected to provide valuable services to the Company, as the Committee may determine, also shall be eligible for selection to participate in the Plan. Notwithstanding the foregoing, only persons employed by the Company (or any subsidiary thereof) shall be eligible to receive options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options" or "ISOs"), hereunder.

    4.  AWARDS UNDER THE PLAN

    (a) "Awards" under the Plan shall mean and include any one or a combination of ISOs, nonqualified stock options ("NQSOs," and together with ISOs, "Options") and shares of Common Stock subject to restrictions ("Restricted Stock"). Awards shall be represented by, or issued pursuant to, agreements in such form as the Committee may from time to time approve, which agreements need not contain uniform terms and conditions but shall comply with and be subject to all the terms, conditions and restrictions of the Plan ("Award Agreements"). The Committee shall have the authority to accelerate the vesting periods for all Options granted by the Committee under the Plan.

    (b) Subject to adjustment as provided in paragraph 7 below, there may be issued under the Plan pursuant to Awards an aggregate of not more than One Million One Hundred Seventy-Five Thousand (1,175,000) shares of Common Stock; PROVIDED, HOWEVER, that if an Option shall expire or terminate without having been exercised in full, or if any shares of Restricted Stock shall be forfeited by a recipient thereof, any unissued shares of Common Stock which were covered by that Award may be added to the shares otherwise available for Awards to be granted pursuant to the Plan. The Company hereby reserves One Million One Hundred Seventy-Five Thousand (1,175,000) shares of Common Stock for issuance under the Plan.

    (c) A participant who has been awarded an Option hereunder (an "Optionee") (and any person succeeding to the Optionee's rights pursuant hereto) shall not have any rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any Option until the date of the issuance of a stock certificate to the Optionee for the shares. Except as provided in paragraph 7 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date a stock certificate is issued. A participant who has been awarded Restricted Stock hereunder shall, except for the restrictions on transfer, be the owner of such Restricted Stock and shall have all the rights of a stockholder.

    5.  OPTIONS

    Each Option granted under the Plan shall comply with the following terms and conditions:

        (a) An Option exercise price shall be determined by the Committee in its sole discretion, but in the case of an ISO, such exercise price shall be not less than the Fair Market Value, as hereinafter defined, of the Common Stock on the date of grant.

        (b) The term of an Option shall be determined by the Committee, but in no event shall any ISO be exercisable more than ten years after the date on which it was granted.

        (c) An Option shall not be transferable by the Optionee otherwise than by will or the applicable laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee.

        (d) An Option shall not be exercisable:

            (i) prior to six months from the date it is granted;

            (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise (A) in United States dollars by cash or check, (B) by tendering to the Company shares of Common Stock owned by the person exercising the Option and having a Fair Market Value equal to the cash price applicable to the Option, (C) by a combination of United States dollars and shares of Common Stock as aforesaid, or (D) with the prior approval of the Committee, by tendering to the Company a promissory note on which such person exercising the Option is personally liable and which is in a form satisfactory to the Committee; and

           (iii) unless the person exercising the Option fulfills the eligibility requirements in paragraph 3 above at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, except that each Award Agreement with respect to an Option may specify the conditions and circumstances under which an unexercised Option may or may not be exercised in the event that the relationship between the Company and the Optionee is terminated prior to the expiration date of the Option.

        (e) An outstanding, unexercised and unexpired Option shall become exercisable in full in the event of a "change in control" of the Company and the Committee may in its discretion provide that in such event such outstanding, unexercised and unexpired Options may be surrendered for cash in the amount by which the fair market value of the Company's Common Stock subject to such Options immediately prior to the "change in control" as determined by the Committee exceeds the exercise price of such Common Stock at such time. The Committee also has the discretion to provide that Options will continue to be exercisable following the change in control for the consideration that would have been receivable at the time of the change in control if the options had been exercised immediately prior thereto. A "change in control" means generally (i) the merger or consolidation of the Company as a result of which the Company is not the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, (iii) the acquisition by another person of 80% or more of the then outstanding shares of Common Stock or (iv) the recapitalization, reorganization, dissolution or liquidation of the Company.

    For purposes hereof "Fair Market Value" shall mean the fair market value per share of the Company's Common Stock as determined by the Committee in good faith; PROVIDED, HOWEVER, that if the Company's Common Stock is listed or admitted to trading on a securities exchange registered under the Exchange Act, or as a national market security on the National Association of Securities Dealers, Inc., Automated Quotations System ("NASDAQ") or any similar system then in use, the Fair Market Value per share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange or system on which such share is listed or admitted to trading, or if a share is not listed or admitted to trading on any such exchange and is not listed as national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per share shall be the average of the closing high bid and low asked quotations on such system for such share on the date in question.

    6.  RESTRICTED STOCK

    An Award of Restricted Stock hereunder shall entitle the holder thereof to receive shares of Common Stock which shall be forfeited if the relationship between the Company and such holder terminates during the Restricted Period, as defined below, for any reason other than those set forth in the related Award Agreement. For purposes hereof, "Restricted Period" shall mean that period as determined by the Committee during which the shares of Restricted Stock awarded to a participant may be forfeited. The Committee may at any time provide that a Restricted Period shall terminate upon the attainment of any performance objective established by the Committee. Upon termination of the Restricted Period, the shares of Restricted Stock shall be delivered to the recipient free and clear of all such restrictions.

    7.  DILUTION AND OTHER ADJUSTMENT

    In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, the number or kind of shares issued, or that may be issued under the Plan pursuant to paragraph 4 above shall be automatically adjusted to give effect to the occurrence of such event (and, in the case of an Option, the number or kind of shares subject to, or the Option price per share under, any outstanding Option shall be automatically adjusted) so that the proportionate interest of the participant shall be maintained as before the occurrence of such event. Any adjustment in outstanding Options pursuant to this paragraph 7 shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share. No fractional shares of Common Stock shall be issued pursuant to any adjustment referred to herein, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. Any adjustment made pursuant to this paragraph 7 shall be conclusive and binding for all purposes of the Plan.

    8.  MISCELLANEOUS

    (a) No person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in any way in the service of the Company.

    (b) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied, that such issuance will be in compliance with applicable federal, state and other securities laws.

    (c) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option, or deliver shares upon termination of a Restricted Period, as the case may be, that the participant (or any beneficiary or person entitled to act under paragraph 9 below) pay to the Company, upon its demand, any taxes required to be withheld.

    (d) The expenses of the Plan shall be borne by the Company.

    (e) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee.

    9.  TOTAL DISABILITY OR DEATH

    (a) Except as otherwise provided in the Award Agreement, if an employee Optionee terminates employment with the Company as the result, in the sole judgment of the Committee, of his becoming totally disabled, the Optionee shall be entitled to exercise any Option to the extent his right to exercise such Option had accrued at the date of termination of employment and had not previously been exercised, for a period of three months after such termination, subject, in any case, to all other provisions of the Plan.

    (b) Except as otherwise provided in the Award Agreement, if the employee Optionee should die either (i) while employed by the Company, or (ii) during any period in which the Optionee may exercise the Option following termination of employment, then the person or persons to whom the Optionee's rights under the Option shall pass by will or by the applicable laws of descent and distribution (including, without limitation, the executors, administrators or other personal representatives of the Optionee or his or her estate) shall be entitled to exercise the Option to the extent his right to exercise such Option had accrued at the date of termination of employment and had not previously been exercised, for a period of twelve months from the date of such death, subject, in any case, to all other provisions of the Plan.

    10. AMENDMENT OR TERMINATION

    The Plan may be terminated at any time or amended at any time or from time to time by the Committee as the Committee shall deem advisable; provided, however, that except as provided in paragraph 7 above, the Committee may not, without further approval by the stockholders of the Company, increase the maximum number of shares of Common Stock as to which Options may be granted, or awarded as Restricted Stock, under the Plan, materially increase the benefits accruing to participants under the Plan or change the class of persons eligible to receive Awards under the Plan. No amendment or termination of the Plan shall materially and adversely affect any right of any participant with respect to any Award theretofore granted without such participant's written consent. No ISO may be granted after the tenth anniversary of the effective date of the Plan.

    11. EFFECTIVENESS

    The Plan shall not be effective and no Award granted hereunder shall have effect unless and until the Plan has been approved and adopted by a majority in voting power of the stockholders of the Company.

Amended June 24, 1997

                                COMPOSITECH LTD.
                                     PROXY
                         ANNUAL MEETING, JUNE 24, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Samuel S. Gross and Fred E. Klimpl as Proxies, each with full power to appoint his substitute, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock and Series A Convertible Preferred Stock of Compositech Ltd. held on record by the undersigned on April 28, 1997, at the Annual Meeting of Stockholders to be held on June 24, 1997, and any adjournments thereof.

    The undersigned hereby directs this Proxy to be voted:

1.  Election of directors:
    FOR the election as directors of all nominees
    listed                                                 or
      below (except as marked to the contrary                      WITHHOLD AUTHORITY
    below) / /                                                       to vote for all nominees listed below / /

JONAS MEDNEY                           JOHN F. GAHRAN                         HEINZ-GERD REINKEMEYER
FRED E. KLIMPL                         WILLARD T. JACKSON                     JAMES W. TAYLOR
SAMUEL S. GROSS                        ROBERT W. MIDDLETON

    (INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual's name.)

2. Proposal to approve an amendment to the Compositech Ltd. Amended and Restated Stock Award Plan to (i) increase by 600,000 shares the number of shares of Common Stock authorized for issuance thereunder and (ii) permit Compensation Committee members to receive awards thereunder.

                  / / FOR         / / AGAINST        / / ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

                  / / FOR         / / AGAINST        / / ABSTAIN

                                                     (CONTINUED ON REVERSE SIDE)

4. In their discretion, the named Proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2 AND 3.

    SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.
                                         Date: _________________________________
                                         _______________________________________

                                         Signature of stockholder
                                         _______________________________________

                                         Signature if held jointly

                                         NOTE: PLEASE MARK, DATE, SIGN AND
                                         RETURN THIS PROXY PROMPTLY USING THE
                                         ENCLOSED ENVELOPE. WHEN SHARES ARE HELD
                                         BY JOINT TENANTS, BOTH SHOULD SIGN. If
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title. If a
                                         corporation or partnership, please sign
                                         in corporate or partnership name by an
                                         authorized person.